For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE NAMES NEW MEMBER TO BOARD OF DIRECTORS

Dr. Nancy Hutson Brings Extensive Pharmaceutical R&D Experience to Board

DURHAM, NC -- October 30, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the election of Nancy J. Hutson, Ph.D., to Inspire's Board of Directors, effective October 27, 2006.

Dr. Hutson was elected by Inspire's Board of Directors to fill the single vacancy on the Company's Board and will serve the remainder of a three-year term that will expire at Inspire's 2009 annual meeting of stockholders. Dr. Hutson will also serve as a member of the Compensation Committee of the Board.

Dr. Hutson, age 57, recently retired from Pfizer, Inc., where she spent 25 years in various research and leadership positions, most recently serving as Senior Vice President, Global Research and Development and Director of Pfizer's largest pharmaceutical R&D site, known as Groton New London Laboratories. In January 2006, she was awarded a Women of Innovation award by the Connecticut Technology Council for research innovation and leadership for her work at Pfizer's Groton New London Laboratories, where she led 4,500 scientists and managed a budget in excess of $1 billion. While at Pfizer, Dr. Hutson was an active member of numerous committees, serving as Chair of the Groton New London Laboratories Leadership Team and the Exploratory Development Strategy Team, and as a member of the Worldwide Development Operations Group, Senior Leadership Team, and the Pharmaceuticals Steering Committee, among others. She was also a sponsor of the Network of Executive Women where she served as a mentor for senior women at Pfizer Global Research & Development.

Dr. Hutson has served on various community boards, including the African Medical and Research Foundation, the University of Connecticut Health Science Center, and the Connecticut Business & Industry Association. She has authored or co-authored more than 45 academic research papers and abstracts. Dr. Hutson received her B.A. in General Biology from Illinois Wesleyan University and her Ph.D. in Physiology and Biochemistry from Vanderbilt University. She completed a post-doctoral fellowship at the Diabetes and Endocrinology Center at Vanderbilt and a post-doctoral fellowship in the Department of Clinical Biochemistry at the University of Oxford.

Kenneth B. Lee, Jr., Inspire's Chairman, stated, "Inspire is very excited to complete our Board of Directors with such a well-respected industry expert. Nancy brings years of leadership experience from a global pharmaceutical company, in which she was an integral part of the research and development operations. We believe her insight and knowledge will be invaluable to the direction and growth of Inspire. Nancy's understanding of the drug development process and passion for scientific innovation make her a perfect addition to our Board."

About Inspire
Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements
The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.